News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Rick Goings to Retire from the Board of Tupperware Brands

ORLANDO, FL., January 24, 2020 -- Tupperware Brands Corporation (NYSE: TUP) announced today that E.V. (Rick) Goings, Chairman Emeritus of Tupperware Brands, will retire from the Board, effective February 19, 2020.

“Leaving the Tupperware Brands board will allow me to focus on my philanthropic work, especially as Chairman and Co-Founder of the World Federation of Youth Clubs, which supports youth service organizations around the world”, said Mr. Goings.

"We would like to thank Rick for his service and leadership at Tupperware," sid Susan M. Cameron, Chairman of the Board of Tupperware Brands. "Risk has been a visionary leader at the Company, and we look forward to following his next chapter as he turns his focus to his valuable philanthropic work."

This move will bring the Tupperware Brands Board of Directors to 10 members, with board member Chris O'Leary currently serving as Interim CEO of the Company.

About Tupperware Brands Corporation

Through an independent sales force of 3.1 million, Tupperware Brands Corporation is the leading global marketer of innovative, premium household, beauty and personal care products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. The Company's stock is listed on the New York Stock Exchange (NYSE: TUP).
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